Exhibit (d) (10)

Execution Version

AMENDMENT NO. 1

TO DEFERRED PURCHASE AGREEMENT

This Amendment No. 1 is entered into as of October 31, 2024 (this “Amendment”), by and between Informa Intrepid Holdings Inc., a Delaware corporation (the “Buyer”), and Michael Sean Griffey (the “Representative”) on behalf of Michael Sean Griffey, Eli Dickinson, and Ryan Willumson (each, a “Deferred Purchase Seller,” and collectively, the “Deferred Purchase Sellers”), to amend the Deferred Purchase Agreement, dated as of July 18, 2022 (the “Original Agreement”), by and among the Buyer, the Deferred Purchase Sellers, the Representative, Informa Group Limited, a private company organized under the laws of England and Wales (the “Guarantor”), and, solely for purposes of Section 1.1 and Section 8.17 of the Original Agreement, FCP-Industry Dive Holdings, LLC, a Delaware limited liability company (“Holdings”).

RECITALS

A. The Buyer and Informa US Holdings Limited, a private company organized under the laws of England and Wales that owns all of the issued and outstanding shares of capital stock of the Buyer as of the date hereof, are parties to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Toro Merger Agreement”), with TechTarget, Inc., a Delaware corporation (“Toro”), Toro CombineCo, Inc., a Delaware corporation (“NewCo”), Toro Acquisition Sub, LLC, a Delaware limited liability company, and Informa PLC, a public company organized under the laws of England and Wales. In connection with the closing of the transactions contemplated thereby, NewCo will change its name to “TechTarget, Inc.” and Toro will change its name to “TechTarget Holdings Inc.”

B. In connection with the transactions contemplated by the Toro Merger Agreement, the Buyer and the Representative (on behalf of the Deferred Purchase Sellers) entered into a letter agreement, dated January 8, 2024, setting forth their mutual intentions to execute a definitive agreement to amend the Original Agreement to reflect the terms set forth therein.

C. Accordingly, the Buyer and the Representative (on behalf of the Deferred Purchase Sellers) desire to enter into this Amendment to amend the Original Agreement.

D. Section 8.7 (Amendment) of the Original Agreement provides that the Original Agreement may be amended by the parties thereto only by an instrument signed on behalf of the Buyer and the Representative (on behalf of the Deferred Purchase Sellers).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Defined Terms. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the Original Agreement.

2. Amendments.

(a) Section 2.1 (Closing Consideration) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“The aggregate purchase price to be paid by the Buyer to the Deferred Purchase Sellers for the Deferred Purchase Shares in accordance with Section 2.2 shall $23,700,000 (the “Deferred Cash Amount”).”

(b) Section 2.2 (Payment of Closing Consideration) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“At the Closing (as defined in the Toro Merger Agreement), the Buyer shall pay or caused to be paid to each Deferred Purchase Seller such Deferred Purchase Seller’s pro rata share of the Deferred Cash Amount (which amount the parties hereto agree is the amount set forth opposite such Deferred Purchaser Seller’s name under the column labeled “Deferred Cash Amount” on Exhibit A to this Amendment) by wire transfer of immediately available United States funds into the account designated by each such Deferred Purchase Seller in writing to the Buyer reasonably prior to the Closing. Any portion of the Deferred Cash Amount which remains unpaid for more than five days after 11:59 p.m. U.S. Eastern Time on the Closing Date (as defined in the Toro Merger Agreement) shall accrue interest at the rate of twelve percent (12%) per annum, compounding monthly. Such interest shall be deemed for all purposes of this Agreement to constitute a part of the Deferred Cash Amount.

The Buyer and Deferred Purchase Sellers agree to treat the payment to each Deferred Purchase Seller pursuant to this Section 2.2 as the purchase price for the sale of Deferred Purchase Shares of such Deferred Purchase Seller, which purchase price such Deferred Purchase Seller is entitled to receive upon the Closing (as defined in the Toro Merger Agreement), in each case for U.S. federal and, as applicable, state, local, and non-U.S. income Tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or as a result of a change in applicable Law following the Closing.”

(c) Section 2.3 (Impact of Capital Expenditures and Acquisitions) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2.3 Deferred Purchase Sellers’ Investment in NewCo.

(a) Within 30 days after the Closing (as defined in the Toro Merger Agreement), each Deferred Purchase Seller shall acquire for his own account a number of shares of common stock of NewCo (the “Investment Shares”) having an aggregate value at the time of acquisition equal to or greater than (i) the product of (A) 50% of such Deferred Purchase Seller’s pro rata share of the Deferred Cash Amount multiplied by (B) 65% (which product the parties hereto agree is the amount set forth opposite such Deferred Purchase Seller’s name under the column labeled “Investment Amount” on Exhibit A to this Amendment) minus (ii) brokerage fees reasonably and actually incurred by such Deferred Purchase Seller to acquire such Investment Shares.

(b) Within 35 days after the Closing, each Deferred Purchase Seller shall furnish to the Buyer customary evidence of the ownership of the Investment Shares by such Deferred Purchase Seller.

(c) Until March 31, 2026, the Deferred Purchase Sellers shall not directly or indirectly transfer, sell, exchange, or assign to any Person, or pledge, hypothecate, or otherwise encumber or dispose of, any Investment Shares; and from time to time promptly after the Buyer reasonably may request, each Deferred Purchase Seller shall furnish to the Buyer customary evidence of the ownership of the Investment Shares by such Deferred Purchase Seller.”

(d) The last sentence of Section 8.6 (Choice of Law/Consent to Jurisdiction) of the Original Agreement is hereby deleted.

(e) Annex I (Schedule of Defined Terms) of the Original Agreement is hereby amended by adding the following defined term (in alphabetical order):

“Aggregate Base Deferred Amount” means an amount equal to $23,700,000.

3. If the Closing (as defined in the Toro Merger Agreement) does not occur for any reason, (i) this Amendment will become null and void and without any force or effect without the need for any further action on the party of any party hereto and (ii) the parties hereto shall promptly negotiate in good faith to amend the Original Agreement so as to effect the economic terms contemplated herein as closely as reasonably possible.

4. Article III (Representations and Warranties of the Deferred Purchase Sellers), Article IV (Representations and Warranties of the Buyer) and Article VIII (General Provisions) of the Original Agreement (except for the last sentence of Section 8.6 (Choice of Law/Consent to Jurisdiction) and Section 8.17 (Distribution)) are incorporated by reference into this Amendment, mutatis mutandis, as if they were restated in full herein, with each reference to “this Agreement” in each such Article being deemed to be a reference to this Amendment.

5. Except as otherwise amended herein, the Original Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control. From and after the date of this Amendment, all references to the Original Agreement (whether in the Original Agreement or otherwise) shall mean the Original Agreement as amended by this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BUYER:

INFORMA INTREPID HOLDINGS INC.

By:	/s/ Brian Vasandani
Name: Brian Vasandani
Title: Vice President

[Signature Page to Amendment No. 1 to Deferred Purchase Agreement]

REPRESENTATIVE, on behalf of the Deferred Purchase Sellers:

MICHAEL SEAN GRIFFEY

By:	/s/ Michael Sean Griffey

[Signature Page to Amendment No. 1 to Deferred Purchase Agreement]

EXHIBIT A

Name of Deferred Purchase Seller	Deferred Cash Amount	Investment Amount
Michael Sean Griffey	$10,900,000	$3,542,500
Eli Dickinson	$3,700,000	$1,202,500
Ryan Willumson	$9,100,000	$2,957,000
Total	$23,700,000	$7,702,000

Exh. A-1